UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ION Geophysical Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

This proxy statement supplement, dated May 3, 2019, supplements the definitive proxy statement (the “Proxy Statement”) of ION Geophysical Corporation, (the “Company”) filed with the Securities and Exchange Commission on April 11, 2019, relating to the Company’s Annual Meeting of Stockholders to be held on May 15, 2019. The Company is providing this disclosure to supplement the information provided in the Proxy Statement regarding the 2018 Meetings of the Board.

During 2018, the Board held six meetings and the four standing committees of the Board held a total of 16 meetings.

Each director attended more than seventy-five percent (75%) of the aggregate of the total number of meetings of the Board, and the total number of meetings held by all committees of the Board on which he served, with the exception of Messrs. Hao Huimin and HuaSheng Zheng.

Mr. Hao Huimin ceased serving on the Finance Committee on February 6, 2018, and ceased serving on the Board on April 12, 2018. He attended two of the three Board meetings that were held in 2018 prior to his departure, and was recused from the only Finance Committee meeting held in 2018 prior to his departure, due to his position at a competitor of the Company.

Mr. HuaSheng Zheng commenced serving on the Board on April 13, 2018. He was unable to attend one of the three Board meetings held in 2018 after his appointment to the Board. He served on no committees in 2018.

This supplement should be read in conjunction with the Proxy Statement. From and after the date of this supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby.